CBD Energy Ltd

(A.C.N. 010 966 793)

APPENDIX 4D AND FINANCIAL REPORT
FOR THE HALF YEAR ENDED 31 DECEMBER 2012

Lodged with the ASX under Listing Rule 4.2A


CBD ENERGY
Total renewable
energy solutions
in wind and solar

CBD Energy Ltd

(A.C.N. 010 966 793)

Contents

Reporting Period

The reporting period is the half year ended 31 December 2012 with the previous corresponding period to 31 December 2011.

Results for announcement to the market – 31 December 2012

		31 December 2012 $'000	31 December 2011 (restated)* $'000	The amount of change up/(down) $'000	% change up/(down)
1.1	Revenues from ordinary activities	55,424	37,587	17,837	47.5%
1.2	Profit/(Loss) from ordinary activities after tax attributable to members	5,653	(8,588)	14,241	165.8%
1.3	Net profit/(loss) for the period attributable to members	5,653	(8,588)	14,241	165.8%
1.4	The amount of any distribution including franked amount	-	-	-	0%
1.5	The record date for determining entitlement to distributions	N/A	N/A		

Explanation of Operating Results – 31 December 2012

CBD's half-year results reflect substantial efforts from the Executive Team. Among key achievements are:

- Reaching equity close on the ~$260,000,000 Taralga wind farm. Our equity partner Banco Santander is one of the world's largest investor and developer of renewable assets.
- Construction and sale of our first Italian solar PV project for €12,300,000 to a UK pension fund.
- Construction of a ~1.5MW solar PV project in New Jersey USA.
- Return to profitability of our Parmac HVAC division.
- Return to profitability of the Capacitor Technology (CapTech) business.
- Restructure of our Australian solar business, leading to significant annualised cost savings.
- Development of a number of potential solar PV projects across Europe and the UK.
- Contracted extension of the Thailand solar PV project is expected to be commenced in the fourth quarter.

The above sees the maturing of our strategy as a downstream diversified renewable energy company. The Group has no exposure to manufacturing risk and is diversified in terms of product and geography. The Company will continue to develop solar PV and wind projects as they have little technology risk. We now manage policy risk which impacted our solar business in FY 2012 as we were totally exposed to the Australian market, by developing projects internationally.

The December 2012 half-year has delivered:

- ***Revenue of $55,424,000***
- ***EBITDA[1] of $9,326,000***
- ***NPAT of $5,653,000***

[1] Earnings before interest, tax, depreciation, and amortisation (EBITDA) equals net profit after tax (NPAT) of $5,653,000 less interest charges of $3,133,000, tax of $nil, and depreciation and amortisation charges of $540,000.

This result compares favourably to our 2011 half-year result of $37,587,000 in revenue and an after tax loss of $8,588,000.

As previously announced, CBD intends to list on the NASDAQ exchange during this year as we believe this exchange values renewable energy companies and will deliver access to a broader capital market. It also intends to complete a merger with Westinghouse Solar Inc., a Silicon Valley based solar business. CBD is pleased to say that we expect to lodge our F4 filings with the U.S. SEC in the next few weeks. This timing will hopefully see the combined business listed on the NASDAQ exchange by mid-year.

Solar:

Our solar business had a disastrous FY2012 for a variety of reasons, in particular in the second half of the financial year. We have significantly restructured the business by reducing costs and obtaining better pricing from suppliers thereby increasing our operating margins. Throughout the balance of this financial year and into the next we intend to increase our market share, building from our now much leaner operation. We have now built utility scale solar PV projects in the South Pacific, Asia, Europe and the US making us one of the most geographically diversified and experienced companies. Our staff have gained valuable experience from operating in a variety of international markets. We have developed a number of international opportunities that will ensure we have work and projects into the future.

Wind:

After successfully delivering our Taralga wind farm to a commercial stage, CBD, with our partners, is now focused on sourcing a follow-on project. The Australian RET (Renewable energy Target) is expected to drive the development of wind projects over the next few years.

Parmac:

Our HVAC company has performed strongly during the first half. This business has built a good pipeline of projects that should ensure its second half builds on the momentum gained from its good first half results.

Capacitor Technologies:

Our energy efficiency business has performed well in a tight market. The management team have performed an impressive turn around well after closing their solar inverters assembly business.

Corporate:

The Company has incurred considerable legal and accounting costs as a result of our proposed US listing. The re-audit of our last three years accounts to comply with US accounting standards is complete and lodgement of our F4 listing application to the SEC is imminent.

The Company remains capital constrained, which it hopes to address with the move to NASDAQ, which will improve CBD's access to capital markets and its ability to raise further funding.

Outlook:

CBD has recorded significant achievements during this half-year culminating in a return to profitability. The Company has developed into a global renewable energy company and is, in the view of Directors, well positioned to achieve its objectives.

The liquidity position of the Group remains a key focus of the directors and a description of the going concern position of the Group is included in the Notes to the Financial Statements.

Other information required to be provided to the ASX under Listing Rule 4.2A.3 as part of Appendix D

For the half-year ended 31 December 2012		31 December 2012	31 December 2011 (restated)*
2	Net tangible asset per security (cents)	(1.06)	4.17
3	During the half-year ended 31 December 2012, there were no changes in the entities controlled by the consolidated entity.		
4	Details of distribution payments. No distributions were made during the period.		
5	CBD Energy Limited does not operate a distribution re-investment plan.		
6	The consolidated entity has no material associates or joint ventures in operation as at 31 December 2012.		
7	The attached Half-Year Financial Report for the period ended 31 December 2012 contains an independent auditor's review report which includes an emphasis of matter paragraph in regard to the existence of a material uncertainty that may cast significant doubt about the Company's ability to continue as a going concern. Additional disclosure has been included in Note 2 to the financial statements.		

* Half-year ended 31 December 2011 has been restated due to accounting policy changes and the correction of errors and omissions. Refer to Note 3 of the Consolidated Interim Financial Report for the Half Year ended 31 December 2012 (following) for further details.

CBD Energy Limited

(A.C.N. 010 966 793)

INTERIM FINANCIAL REPORT

FOR THE HALF YEAR ENDED 31 DECEMBER 2012


CBD ENERGY
Total renewable energy solutions in wind and solar

Corporate information

ABN 88 010 966 793

Directors

Gerry McGowan, Executive Chairman and Managing Director

Todd Barlow, Non-Executive Director

Carlo Botto, Non-Executive Director

Company Secretary

Richard Pillinger

Registered office

Suite 2, Level 2, 53 Cross Street, Double Bay, NSW 2028, Australia

Principal place of business

Suite 2, Level 2, 53 Cross Street, Double Bay, NSW 2028, Australia

Share Register

Computer Share Investor Services Pty Ltd

Level 3, 60 Carrington Street, Sydney, NSW 2000

Phone: 1300 855 080

CBD Energy Limited shares are listed on the Australian Stock Exchange (ASX). ASX Code: CBD

Bankers

Westpac Banking Corporation Limited

275 Kent Street, Sydney, NSW 2000, Australia

Auditors

PricewaterhouseCoopers,

Darling Park Tower 2, 201 Sussex Street, Sydney, NSW 2000, Australia

Table of contents

Directors' Report

Your directors submit their report on the consolidated entity (referred to hereafter as the "Group" or "Consolidated Entity") consisting of CBD Energy Limited and the entities it controlled at the end of, or during, the half-year ended 31 December 2012.

Directors

The names and details of the Company's directors in office during the half-year and until the date of this report are set out below. Directors were in office for this entire period unless otherwise stated.

Mark Vaile (Non-executive Chairman) - resigned 31 January 2013

Todd Barlow (Non-executive)

Gerry McGowan (Managing Director – Executive Director) – appointed Executive Chairman 31 January 2013

Carlo Botto (Non-executive) - appointed 04 February 2013

Review of Operations

CBD's half-year results reflect substantial efforts from the Executive Team. Among key achievements are:

- Reaching equity close on the ~$260,000,000 Taralga wind farm. Our equity partner Banco Santander is one of the world's largest investor and developer of renewable assets.
- Construction and sale of our first Italian solar PV project for €12,300,000 to a UK pension fund.
- Construction of a ~1.5MW solar PV project in New Jersey USA.
- Return to profitability of our Parmac HVAC division.
- Return to profitability of the Capacitor Technology (CapTech) business.
- Restructure of our Australian solar business, leading to significant annualised cost savings.
- Development of a number of potential solar PV projects across Europe and the UK.
- Contracted extension of the Thailand solar PV project is expected to be commenced in the fourth quarter.

The above sees the maturing of our strategy as a downstream diversified renewable energy company. The Group has no exposure to manufacturing risk and is diversified in terms of product and geography. The Company will continue to develop solar PV and wind projects as they have little technology risk. We now manage policy risk which impacted our solar business in FY 2012 as we were totally exposed to the Australian market, by developing projects internationally.

The December 2012 half-year has delivered:

- ***Revenue of $55,424,000***
- ***EBITDA[1] of $9,326,000***
- ***NPAT of $5,653,000***

This result compares favourably to our 2011 half-year result of $37,587,000 in revenue and an after tax loss of $8,588,000.

As previously announced, CBD intends to list on the NASDAQ exchange during this year as we believe this exchange values renewable energy companies and will deliver access to a broader capital market. It also intends to complete a merger with Westinghouse Solar Inc., a Silicon Valley based solar business. CBD is pleased to say that we expect to lodge our F4 filings with the U.S. SEC in the next few weeks. This timing will hopefully see the combined business listed on the NASDAQ exchange by mid-year.

Solar:

Our solar business had a disastrous FY2012 for a variety of reasons, in particular in the second half of the financial year. We have significantly restructured the business by reducing costs and obtaining better pricing from suppliers thereby increasing our operating margins. Throughout the balance of this financial year and into the next we intend to increase our market share, building from our now much leaner operation. We have now built utility scale solar PV projects in the South Pacific, Asia, Europe and the US making us one of the most geographically diversified and experienced companies. Our staff have gained valuable experience from operating in a variety of international markets. We have developed a number of international opportunities that will ensure we have work and projects into the future.

[1] Earnings before interest, tax, depreciation, and amortisation (EBITDA) equals net profit after tax (NPAT) of $5,653,000 less interest charges of $3,133,000, tax of $nil, and depreciation and amortisation charges of $540,000.

Review of Operations (continued)

Wind:

After successfully delivering our Taralga wind farm to a commercial stage, CBD, with our partners, is now focused on sourcing a follow-on project. The Australian RET (Renewable energy Target) is expected to drive the development of wind projects over the next few years.

Parmac:

Our HVAC company has performed strongly during the first half. This business has built a good pipeline of projects that should ensure its second half builds on the momentum gained from its good first half results.

Capacitor Technologies:

Our energy efficiency business has performed well in a tight market. The management team have performed an impressive turn around well after closing their solar inverters assembly business.

Board:

Mark Vaile retired from our Board on 31 January 2013 as he anticipated he would no longer be able to spend the time necessary to serve as a director once we move to the NASDAQ exchange. Carlo Botto has accepted a Board position from 4 February 2013. Carlo adds significant industry experience. Shortly we will be adding additional directors to our Board as we move closer to our NASDAQ listing.

Corporate:

The Company has incurred considerable legal and accounting costs as a result of our proposed US listing. The re-audit of our last three years accounts to comply with US accounting standards is complete and lodgement of our F4 listing application to the SEC is imminent..

The Company remains capital constrained, which it hopes to address with the move to NASDAQ, which will improve CBD's access to capital markets and its ability to raise further funding.

Outlook:

CBD has recorded significant achievements during this half-year culminating in a return to profitability. The Company has developed into a global renewable energy company and is, in the view of Directors, well positioned to achieve its objectives.

The liquidity position of the Group remains a key focus of the directors and a description of the going concern position of the Group is included in the Notes to the Financial Statements.

CBD expects its listing on NASDAQ to be accompanied by a re-rating of the Company's share price, based more on a reflection of current and prospective earnings which the Directors believe do not appear to be factored in to current market views. In advance of this, CBD intends to offer existing shareholders an opportunity to participate in a Share Purchase Plan at a discount to market. More details on this will be provided shortly.

Rounding

The amounts contained in this report and in the financial report have been rounded to the nearest $1,000 (where rounding is applicable) under the option available to the company under ASIC CO 98/0100. The company is an entity to which the Class Order applies.

Auditor Independence Declaration

A copy of the auditors' independence declaration as required under s307c of the *Corporations Act 2001* is set out on page 5

Signed in accordance with a resolution of the directors.



G. McGowan
Executive Chairman and Managing Director
Sydney, 1 March 2013

pwc

Auditor's Independence Declaration

As lead auditor for the review of CBD Energy Limited for the half-year ended 31 December 2012, I declare that to the best of my knowledge and belief, there have been:

a) no contraventions of the auditor independence requirements of the *Corporations Act 2001* in relation to the review; and

b) no contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of CBD Energy Limited and the entities it controlled during the period.

Robert Baker

Partner
PricewaterhouseCoopers

1st March 2013

Interim consolidated statement of comprehensive income

For the half-year ended 31 December 2012		Consolidated	
			Restated
	Note	2012 $'000	2011 $'000
Operations			
Revenues from continuing operations		**53,712**	37,028
Other income	6	**1,712**	559
Cost of raw materials, consumables used, and contractors		**(31,605)**	(28,560)
Employee benefit expenses		**(8,210)**	(8,520)
Compliance and consultants		**(2,767)**	(3,673)
Advertising and marketing		**(346)**	(1,383)
Travel costs		**(533)**	(728)
Occupancy expenses		**(854)**	(975)
Provision for impairment of receivables and bad debts written off		**49**	188
Other expenses		**(1,318)**	(2,071)
Depreciation and amortisation expenses		**(540)**	(576)
Finance costs		**(3,133)**	(1,004)
Share of profit of associates		**-**	273
Impairment on financial assets		**(514)**	-
Break fee from terminated acquisition		**-**	(2,475)
Profit/(Loss) from operations before income tax		**5,653**	(11,917)
Income tax benefit		**-**	3,329
Net Profit/(Loss) for the period		**5,653**	(8,588)
Attributable to:			
Members of the Parent		**5,653**	(8,588)
Other comprehensive income			
Other comprehensive income		**-**	-
Income tax on items of other comprehensive income		**-**	-
Other comprehensive income for the period, net of tax		**-**	-
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		**5,653**	(8,588)
		Cents	Cents
Earnings per share for profit/(loss) attributable to the ordinary equity holders of the parent:			
Basic earnings per share	7	**1.20**	(1.87)
Diluted earnings per share	7	**1.20**	(1.87)

The above interim consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

Interim consolidated statement of financial position

As at 31 December 2012		Consolidated	
		31 December 2012	30 June 2012
	Note	$'000	$'000
ASSETS			
Current Assets			
Cash and cash equivalents	8	**1,435**	2,522
Trade and other receivables	9	**7,800**	5,898
Inventories	10	**3,208**	18,687
Other current assets	11	**2,053**	1,259
Total Current Assets		**14,496**	28,366
Non-current Assets			
Financial assets	12	**10,113**	636
Plant and equipment		**5,199**	5,377
Goodwill and other intangible assets	13	**22,902**	23,039
Other non-current assets		**123**	192
Total Non-current Assets		**38,337**	29,244
TOTAL ASSETS		**52,833**	57,610
LIABILITIES			
Current Liabilities			
Trade and other payables		**17,950**	16,728
Interest-bearing loans & borrowings	14	**15,472**	27,230
Provisions		**808**	985
Total Current Liabilities		**34,230**	44,943
Non-current Liabilities			
Interest-bearing loans & borrowings	14	**322**	344
Deferred tax liabilities		**65**	65
Provisions		**316**	299
Total Non-current Liabilities		**703**	708
TOTAL LIABILITIES		**34,933**	45,651
NET ASSETS		**17,900**	11,959
EQUITY			
Equity attributable to equity holders of the parent			
Contributed equity	15	**108,079**	108,079
Accumulated losses		**(93,156)**	(98,809)
Reserves		**2,977**	2,689
TOTAL EQUITY		**17,900**	11,959

The above interim consolidated statement of financial position should be read in conjunction with the accompanying notes.

Interim consolidated statement of changes in equity

For the half-year ended 31 December 2012	Ordinary Shares $'000	Share options reserve $'000	Accumulated losses $'000	Total $'000
At 1 July 2012	108,079	2,689	(98,809)	11,959
Profit for period	-	-	5,653	5,653
Other comprehensive income	-	-	-	-
Total comprehensive income for the half-year	-	-	5,653	5,653
Transactions with owners in their capacity as owners				
Share-based payments for convertible notes	-	288	-	288
Balance at 31 December 2012	108,079	2,977	(93,156)	17,900
At 1 July 2011 (restated)	106,354	1,205	(58,360)	49,199
Loss for period (restated)	-	-	(8,588)	(8,588)
Other comprehensive income	-	-	-	-
Total comprehensive income for the half-year	-	-	(8,588)	(8,588)
Transactions with owners in their capacity as owners				
Issue of share capital	1,725	-	-	1,725
Share-based payments	-	555	-	555
Balance at 31 December 2011 (restated)	108,079	1,760	(66,948)	42,891

The above interim consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Interim consolidated statement of cash flows

For the half-year ended 31 December 2012	Note	Consolidated 2012 $'000	2011 $'000
Cash flow from operating activities			
Receipts from customers (inclusive of GST)		**50,133**	51,774
Payments to suppliers and employees (inclusive of GST)		**(36,245)**	(61,714)
Interest received		**11**	22
Net cash flows from/(used in) operating activities		**13,899**	(9,918)
Cash flow from investing activities			
Purchase of property, plant and equipment		**(211)**	(180)
Payments for investments		**-**	(979)
Net cash flows used in investing activities		**(211)**	(1,159)
Cash flow from financing activities			
Proceeds from the issue of share capital		**-**	1,924
Proceeds from borrowings		**1,240**	6,915
Repayment of borrowings		**(13,548)**	(3,000)
Interest paid		**(2,454)**	(1,003)
Payment of finance lease liabilities		**(13)**	(119)
Net cash flows (used in)/from financing activities		**(14,775)**	4,718
Net decrease in cash and cash equivalents		**(1,087)**	(6,358)
Net foreign exchange differences		**-**	(868)
Cash and cash equivalents at beginning of period		**2,522**	8,969
Cash and cash equivalents at end of period	8	**1,435**	1,742

The above interim consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Notes to the Financial Statements

1. Corporate information

The interim condensed consolidated financial statements of the Group for the six months ended 31 December 2012 were authorised for issue in accordance with a resolution of the directors on 1 March 2013.

CBD Energy Limited is a limited company incorporated and domiciled in Australia whose shares are publicly traded. The principal activities of the company and its subsidiaries (the Group) are described in the directors' report of the most recent annual report for the year ended 30 June 2012.

2 Basis of preparation and changes to the group's accounting policies

Basis of Preparation

The interim condensed consolidated financial statements for the six months ended 31 December 2012 has been prepared in accordance with AASB 134 *Interim Financial Reporting* and the *Corporations Act 2001*.

The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the consolidated entity as the full financial report.

It is recommended that the interim condensed half-year financial report be read in conjunction with the annual report for the year ended 30 June 2012 and considered together with any public announcements made by CBD Energy Limited during the half-year ended 31 December 2012 in accordance with the continuous disclosure obligations of the *ASX* listing rules.

(i) Going concern

The Group has reported an operating profit for the six months ended 31 December 2012 of $5,653,000 and net operating cash inflows for the six months to 31 December 2012 of $12,499,000. This represents a significant turnaround from the half-year loss of $8,588,000 for the period ended 31 December 2011 and net operating cash outflows reported for the six months ended 31 December 2011 of $9,918,000.

Despite the return of the Group to profitability and the positive operating cash flows, at 31 December 2012, the Group's current liabilities exceeded its current assets by $19,734,000. Consequently the ability of the Group to continue as a going concern and meet its debts and commitments as and when they fall due requires that it achieves the following:

- meets or exceeds operational budgets for the full financial year and in the future;
- receives continued forbearance and support from its lenders and creditors;
- raises funds from new loans and securities issuances and from the sale of non-core assets.

As a result of these matters, there is uncertainty that these challenges can be met to the degree necessary and there is a material uncertainty that may cast significant doubt on whether the Group will continue as a going concern and, therefore, whether the Group will be able to realise its assets and settle its liabilities and commitments in the normal course of business and at the amounts stated in the financial report. Nevertheless, at the date of this report, the Directors are of the opinion that there are reasonable grounds to expect that the economic entity will be able to continue as a going concern and therefore this financial report is prepared on a going concern basis. In arriving at this conclusion, the Directors considered that:

- Budgets and projections indicate that the Group will be profitable for the full financial year and in the future because:
  - The Captech and Parmac businesses are operating profitably in their own rights and this is expected to continue going forward based on order backlogs and contractual commitments;
  - The wind business is operating profitably. CBD continues development of the Taralga Wind Project in conjunction with its partner, Banco Santander. This project is the source of ongoing monthly project management fees for the Wind division;
  - The financial performance of the retail and small-scale solar PV business has improved significantly over the past six months due to cost cutting and other operational initiatives and management believes this business unit can now operate profitably with the provision of adequate working capital; and
  - A pipeline of international solar PV projects has been identified which, coupled with the Group's construction financing facility and other sources of financing being explored, is expected to enable the Group to complete and sell additional international commercial solar projects in the near future at a profit.

2 Basis of preparation and changes to the group's accounting policies (continued)

Basis of Preparation (continued)

- Included in current liabilities, classified as "Interest bearing loans and borrowings" as at 31 December 2012 are the following obligations that have subsequently been restructured or deferred or that management expects will be successfully restructured or deferred, thus avoiding an imminent liquidity shortfall:

  - Secured convertible notes with a face value of US$6,350,000 were included as current liabilities at 31 December 2012 because, at that date, the Group was in breach of certain covenants contained within the convertible notes agreement. In February 2013, the Group signed an amendment to the notes agreement and, subject to satisfactory fulfilment of certain administrative conditions that are within the Group's sole control, the Group will no longer be in default of the amended convertible notes agreement. The Group believes it will satisfy these conditions precedent in the near future. Whilst the notes have a maturity date of 30 May 2015, the Group is required to achieve repayment of U$3,850,000 by 30 June 2013 to avoid a further default. See note 13(c)(i) for further details of the amended notes agreement.
  - The Group has a loan balance of $6,500,000 with an external party. Under the terms of this agreement, the lender may serve notice on the Company at which point the loan becomes due and payable. In February 2013 the lender agreed not to request repayment of principal or interest accruing on the notes, prior to 30 July 2013.
  - Unsecured convertible notes with a face value of US$2,750,000 were issued in December 2012 to replace an existing class of convertible notes that originally had a maturity date of 30 December 2012. The re-issued convertible notes mature on 30 May 2015 and are convertible at any time in whole or in part at a conversion price of A$0.053 per share.

- Management is continuing to work cooperatively with a number of trade creditors on measures that would extend the time frame for making cash payments and relieve potential liquidity pressures in the near-term.
- The Group has initiated a sale of certain assets and businesses that are deemed non-core and that have the potential to generate significant net cash proceeds over the next three to six months. The Group believes that this process is likely to yield cash that can be used to fund its obligations to convertible notes holders, fund corporate expenses and provide working capital requirements of ongoing divisional operations.
- In January 2013, the Group entered into an agreement with a consortium of lenders to establish an unsecured financing facility of up to US$500,000 for the purpose of financing purchases of inventory for its Solar PV division. Management believes that additional funding commitments can be obtained in the absence of a material adverse change in the global financial situation and the business prospects of the Group.

However the directors note that there is a risk that some or all of the above activities may not be successful, and there is a risk that conditions attached to the restructured or deferred borrowing facilities may result in future covenant breaches which may result in the borrowings becoming due for payment earlier than their contractual repayment dates.

3 Changes in accounting policies and correction of prior period errors

Changes in accounting policy

(a) Changes in accounting policy - Small-scale Technology Certificates

During the most recent year ended 30 June 2012, the Group determined that it would change its accounting policy to recognise STCs as inventory measured at the lower of cost and net realisable value. The Group previously recognised STCs as a trade receivable measured at fair value. (Refer to CBD Energy Ltd Annual Report for the year ended 30 June 2012). Changes were applied retrospectively to 1 July 2010 in accordance with *AASB 8 Accounting Policies, Changes in Accounting Estimates and Errors*, resulting in the restatement of prior period financial information.

During the process to determine the most appropriate accounting policy for STCs, the Group determined that an error had been made in relation to unrecoverable STCs. STCs may be unrecoverable due to changes in regulatory policies, expiry of the timeframe during which they can be approved or internal processing errors. Refer Note 3 (b) below.

(b) Correction of prior period errors

The Group has corrected an error relating to unrecoverable STCs as noted above. An amount of $3,858,000 has been credited to the statement of comprehensive income as they have now been written-off during the year ended 30 June 2011 for STCs and STCs related receivables balances that will not be recoverable by the Group.

The Group has corrected an error relating to trade creditors and cost of raw materials, and consumables used. An amount of $3,178,000 in relation to stock not received at 31 December 2011 had previously been expressed as consumed and payable in the half year ended 31 December 2011. In addition an amount of $125,000 in relation to corporate advisory services received in the year ended 30 June 2011 had previously been expressed as the services were received and payable in the half year ended 31 December 2011.

3 Changes in accounting policies and correction of prior period errors (continued)

As a result of the voluntary accounting policy change and the errors noted above, the following adjustments were made to the financial statements:

Income statement (extract):

				Consolidated Entity			
Half Year ended 31 December 2011	2011 $'000	Change in policy $'000	Correction of errors[1] $'000	Correction of errors[2] $'000	Correction of errors[3] $'000	Correction of errors[4] $'000	Restated 2011 $'000
Revenue and other income	37,587	-	-	-	-	-	37,587
Cost of raw materials, consumables used, and contractors	(27,985)	(2,224)	1,815	3,012	(3,178)	-	(28,560)
Employee benefits expense	(6,540)	-	(1,815)	-	-	(165)	(8,520)
Compliance and consultants	(3,950)	-	-	-	125	152	(3,673)
Unrealised loss on revaluation of RECs	(1,423)	1,423	-	-	-	-	-
Loss on sale of RECs	(3,394)	3,394	-	-	-	-	-
Provision for impairment of receivables and bad debts written off	(658)	-	-	846	-	-	188
Share options expense	(13)	-	-	-	-	13	-
Share of profit / (loss) of associates and joint ventures	273	-	-	-	-	-	273
Other expenses and revenue	(9,212)	-	-	-	-	-	(9,212)
Profit / (Loss) before income tax expense	(15,315)	2,593	-	3,858	(3,053)	-	(11,917)
Income tax (expense) / benefit	4,348	(778)	-	(1,157)	916	-	3,329
Net profit / (loss) attributable members of CBD Energy Limited	(10,967)	1,815	-	2,701	(2,137)	-	(8,588)

[1] Comprises the reclassification of Parmac direct labour costs of $1,815,000 previously classified as "employee benefits expense" to "cost of raw materials, consumable used, and contractors".
[2] Reversal STCs written-off as unrecoverable. (Inventories and receivables related balances).
[3] Payables accrued on stock not yet received at 31 December 2011 and reversal of corporate advisory services that relates to services provided during the year ended 30 June 2011 but expressed as received during the half year ended 31 December 2011.
[4] Comprises the reclassification of share-based payment costs associated with performance options granted to employees.

The effect on earnings per share related to the restatement in 2011 was an increase in basic earnings per share of 0.52 cents to (1.87) cents per share and an increase in diluted earnings per share of 0.01 cents to (1.87) cents per share.

4 Significant accounting judgements, estimates and assumptions

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

(a) Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(i) Recovery of deferred tax assets

Deferred tax assets are recognised for deductible temporary differences as management considers that it is probable that future taxable profits will be available to utilise those temporary differences.

Judgement is required in assessing whether deferred tax assets are recognised in the statement of financial position. Deferred tax assets, including those arising from un-recouped tax losses, capital losses and temporary differences, are recognised only where it is considered more likely than not that they will be recovered, which is dependent on the generation of sufficient future taxable profits.

Assumptions about the generation of future taxable profits depend on management's estimates of future cash flows. These depend on estimates of future sales, operating costs, capital expenditure and other capital management transactions. Judgements are also required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognised on the balance sheet and the amount of other tax losses and temporary differences not yet recognised. In such circumstances, some or all of the carrying amounts of recognised deferred tax assets and liabilities may require adjustment, resulting in a corresponding credit or charge to the income statement.

During the last financial year ended 30 June 2012 the Group reversed previously recognised deferred tax assets of $3,551,000 and did not recognise any deferred tax assets in relation to that year's operating losses. This decision was made after considering the financial performance of the Group during the year and the material uncertainty about the Group's ability to continue as a going concern (refer to Note 2).

(ii) Impairment of goodwill and other intangibles other than patents

The Group determines whether goodwill and other intangibles other than patents are impaired at least on an annual basis. This requires an estimation of the recoverable amount of the cash-generating unit(s), using a value in use discounted cash flow methodology, to which the goodwill or other intangible assets are allocated. The assumptions used in this estimation of recoverable amount and the carrying amount of goodwill and other intangibles including a sensitivity analysis are discussed in Note 13.

(iii) Project work in progress

Project work in progress is capitalised in accordance with the accounting policies. Initial capitalisation of costs is based on management's judgment that technological and economical feasibility is confirmed, usually when a project has reached a defined milestone. Determination of the amounts to be capitalised, is made on a case-by-case basis giving regard to previous experience of the Group in similar projects and contractual arrangements. At 31 December 2012, the carrying amount of capitalised project work in progress was $212,000 (30 June 2012: $12,762,000).

(iv) Share-based payment transactions

The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using a Black-Scholes model, with the assumptions detailed in Note 25 of the CBD Energy Ltd Annual Report for the year ended 30 June 2012. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities within the next annual reporting period.

(v) Patents

The Group measures the carrying value of the Larkden controlled storage technology patents at cost less impairment and amortisation. The recoverable amount is the higher of the patents value in use or fair value less cost to sell. The fair value has been determined by an external valuer in accordance with the definition of fair value in AASB 13 *Fair Value Measurement*. This has been measured on the basis of what a willing buyer would pay a willing seller for the patents in a market-based transaction. The valuation has been determined using a discounted cash flow methodology and considering the Patents as a group and as a type of start-up / early stage commercialisation technology. The external valuer has constructed various alternative scenarios as to possible likely future outcomes projecting various associated cash flows for each alternative scenario; applying a range of discount rates to the various projected cash flows to determine a range of indicated net present values.

Under the discounted cash flow valuation methodology, the value of the Patents as a group is equivalent to the present value of the prospective stream of net cash flow amounts (fee income less expected expenses) that would be receivable from the utilised Patents. Refer to Note 16 (b) of the CBD Energy Ltd Annual Report for the year ended 30 June 2012.

4 Significant accounting judgements, estimates and assumptions (continued)

(vi) Revenue recognition

STCs are initially recognised at fair value of the consideration received following the installation of a solar panel and the assignment of the STCs to the Group. The fair value of the consideration received is determined by reference to the traded price of STCs at the time of installation as well as other available market and internal data. Given the time required to register and on-sell the STCs, this may vary from the price realised for the STCs upon sale.

(vii) Net realisable value for STCs inventories

Once recognised on the balance sheet, STCs are subsequently measured at lower of cost or net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Judgement is applied when determining the net realisable value. This includes consideration of the number of STCs that the Group has at balance sheet, the estimated period it will take to sell the STCs, the ability of the Group to sell the STCs in the ordinary course of business, potential forward sale contracts that the Group has at balance sheet date, observed STCs market price and STCs actual price prior to balance date and actual price subsequent to balance sheet date.

(viii) Impairment of available-for-sale financial assets

The Group has determined that its investment in Westinghouse Solar Inc., a US listed company, has been subject to a significant and prolonged decrease in market price. As a result in accordance with the Group's accounting policy regarding available-for-sale financial assets the Company has recognised an impairment to the carrying value of the asset through its income statement.

(ix) Wind development projects

CBD holds an equity investment of 10% of the Taralga Wind Farm project by way of investment in two entities, Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd. This investment was funded by CBD from the re-investment of part of its development fee generated on equity close of the project. This investment is classified as an "Available-for-sale financial asset". CBD intends, along with the majority equity holder, to exit this investment within a 3 year period. The investment in Taralga was initially recognised at fair value at the date of the equity transaction on 9 October 2012. Fair value was determined by reference to the present value of net cash inflows projected to be received by CBD from exiting this investment based on the financial model of the project and the contractually defined distributions from any sales profits due to CBD on exit. Due to the requirement for judgement over variables within the financial model to determine future returns and profit achievable on exit, the fair value calculations were based on a net present value of a risk adjusted, probability weighted average return from different sales Internal Rate of Return (IRR) expectations. The range of IRR assumptions used in these calculations was from 9.0% to 13.0% which are considered the high and low points between which arm's length sales transactions of wind farm projects may occur in Australia. A discount rate of 17.0% was applied to the calculated amount to reflect the risk to deliver the project as per the model associated with construction risk and the time value of money based on return premiums specific to the project. The range of outcomes of the fair value calculations was from $9,500,000 to $10,900,000. Variances between actual results and the estimated results from the valuation methodology may result in higher or lower profits being achieved on exit of this project.

5 Segment Information

The group has identified its operating segments based on the internal reports that are reviewed and used by the Board of Directors (the chief operating decision makers) in assessing performance and in determining the allocation of resources.

During the half year the Group has changed the format of internal reports that are reviewed and used to better assess the Group's operations in regard to its new diversified global renewable energy strategy. As such the Group has revised the way in which its operating segments are reported in order to align to this revised structure.

The consolidated entity's operating companies are organised and managed separately according to the nature of the products and services they provide, with each segment offering different products and serving different markets.

The principal activities of segments within the consolidated entity were:

- **Solar PV** provides engineering design, supply and installation services to retail, commercial and utility-scale domestic and international customers with professional engineering solutions to make effective use of solar power. Domestic products and services are generally small-scale solar power solutions suited to residential and small to medium enterprise applications. International products and services are generally focused on utility-scale solar generation system projects.
- **CapTech** manufacture energy saving products (power factor correction equipment) and energy quality products (reactors and filters), and also supply components (capacitors) and energy consulting services. In general, their power correction equipment can reduce energy consumption by 25% and their other products provide for improvement in quality and thereby efficiency of power use.
- **Parmac** provides a full range of mechanical services and air-conditioning services in support of developers, builders and commercial tenants at the mid-tier level. Their specialty is working within existing mechanical services infrastructure and tight deadlines to deliver high-quality commercial grade air-conditioning solutions.
- **RAPS / Technology Solutions** includes operating remote area power systems ("RAPS") and some land development projects as well as the inclusion of other operations that utilise the Groups patents relating to carbon block energy storage technology and other intellectual property.
- **Wind** development of large scale wind projects, including expenditure on early stage projects. At 31 December 2012 this segment is dominated by the Taralga wind farm project.
- **CBD (corporate)** provides administrative and other services required to support the CBD group. This includes the Corporate Executive Team, Finance, Human Resources and Legal departments.

The following table presents revenue and profit information regarding the Group's operating segments for the six months ended 31 December 2012 and 2011, respectively.

Primary Reporting – Business Segments

Segment Performance	Solar PV $'000	CapTech $'000	Parmac $'000	RAPS / Tech-nology Solutions $'000	Wind $'000	CBD (Corporate) $'000	Total Segments $'000	Adjustments and eliminations $'000	Consolidated $'000
Six months ended 31 December 2012									
Revenue									
External revenue	25,262	2,128	8,379	181	17,762	-	53,712	-	53,712
Inter-segment	-	383	-	-	-	-	383	(383)	-
Other revenue	11	6	35	-	-	1,660	141	-	1,712
Total revenue	25,273	2,517	8,414	181	17,762	1,660	55,807	(383)	55,424
Results									
Segment profit	(4,621)	240	592	94	13,598	(4,250)	5,653	-	5,653
Six months ended 31 December 2011 (restated)									
Revenue									
External revenue	26,775	2,697	7,057	499	-	-	37,028	-	37,028
Inter-segment	261	25	-	-	-	-	286	(286)	-
Other revenue	442	12	3	-	-	102	559	-	559
Total revenue	27,478	2,734	7,060	499	-	102	37,873	(286)	37,587
Results									
Segment profit	(3,415)	61	70	412	(664)	(5,052)	(8,588)	-	(8,588)

5 Segment Information (continued)

The following table presents segment assets and liabilities of the Group's operating segments as at 31 December 2012 and 30 June 2012:

Segment Assets	Solar PV $'000	CapTech $'000	Parmac $'000	RAPS / Technology Solutions $'000	Wind $'000	CBD (Corporate) $'000	Total Segments $'000	Adjustments and eliminations $'000	Consolidated $'000
31 December 2012									
Segment Assets	10,137	4,891	6,653	11,055	13,655	27,263	73,654	(20,821)	52,833
Segment Liabilities	18,093	483	2,773	8,327	12	18,726	48,414	(13,481)	34,933
30 June 2012									
Segment Assets	21,600	4,632	4,728	10,960	58	32,929	74,907	(17,297)	57,610
Segment Liabilities	26,659	463	1,440	8,327	12	18,774	55,675	(10,024)	45,651

Secondary Reporting – Geographic Segments

The following table presents revenue and profit information regarding the Group's geographic segments for the six months ended 31 December 2012 and 2011, respectively.

Segment Performance	Australia $'000	International $'000	Consolidated $'000
Six months ended 31 December 2012			
Segment Revenue	36,049	19,375	55,424
Segment operating profit/(loss)	7,710	(2,057)	5,653
Six months ended 31 December 2011 (restated)			
Segment Revenue	37,155	432	37,587
Segment operating profit/(loss)	(7,267)	(1,321)	(8,588)

The following table presents segment assets of the Group's geographic segments as at 31 December 2012 and 30 June 2012:

Segment Assets	Australia $'000	International $'000	Consolidated $'000
31 December 2012			
Segment Assets	42,789	10,044	52,833
Segment Liabilities	28,084	6,849	34,933
30 June 2012			
Segment Assets	45,777	11,833	57,610
Segment Liabilities	33,678	11,973	45,651

6 Revenue

	Consolidated	
	2012	2011
	$'000	$'000
Revenues from continuing operations	**53,712**	37,028
Gain on financial liabilities measured at fair value	**1,571**	-
Other income	**141**	559
	55,424	37,587

7 Earnings per share

The following reflects the income used in the basic and diluted earnings per share computations.

	Consolidated	
	2012	2011
(a) Earnings used in calculating earnings per share	**$'000**	$'000
For basic and diluted earnings per share:		
Net profit/(loss) attributable to ordinary equity holders of the parent.	**5,653**	(8,588)
	2012	2011
(b) Weighted average number of shares	**000's**	000's
Weighted average number of ordinary shares for		
- basic earnings per share	**472,504,060**	459,621,058
- diluted earnings per share*	**472,504,060**	459,621,058

*All convertible notes issued have been excluded from the calculation of diluted earnings per share as they were anti-dilutive. They could become dilutive in future. Refer to Note 14 for further details of options that could become dilutive in future.

8 Cash and cash equivalents

	Consolidated	
	31 December	30 June
	2012	2012
	$'000	$'000
Cash at bank and in hand	**1,435**	2,522
	1,435	2,522

9 Trade and other receivables

	Consolidated	
	31 December	30 June
	2012	2012
	$'000	$'000
Trade debtors	**5,048**	5,450
Other receivables	**2,752**	1,251
Allowance for impairment loss	**-**	(803)
	7,800	5,898

10 Inventories

	Consolidated	
	31 December 2012 $'000	30 June 2012 $'000
Raw materials and stores	**2,277**	3,219
Work in progress[#]	**423**	13,389
STCs - lower of cost and net realisable value	**508**	2,079
	3,208	18,687

[#] Work in progress at 30 June 2012 was made up of costs incurred in constructing a 5MW solar project in Italy and development expenditure on the Taralga wind farm project. Since 30 June 2012 the Italian Solar project has been sold and development costs for Taralga have been reimbursed with the respective work-in-progress amounts transferred to the Statement of Comprehensive Income in the six months to 31 December 2012.

11 Other assets

	Consolidated	
	31 December 2012 $'000	30 June 2012 $'000
Current		
Prepayments	**2,053**	1,259
	2,053	1,259
Non-current		
Deposits	**123**	192
	123	192

12 Available-for-sale and other financial assets

	Consolidated	
	31 December 2012 $'000	30 June 2012 $'000
Available-for-sale financial assets		
Taralga Wind Farm*	10,000	-
Investment in Westinghouse Solar	80	603
Shares in other corporations at cost	15	15
	10,095	618
Other financial assets		
Investments in solar projects	18	18
	18	18

* During the half year ended 31 December 2012 the Group made an investment in Taralga Holding Nominees 1 Pty Ltd and Taralga Holding Nominees 2 Pty Ltd. See note 4(ix) for details on the investment.

13 Goodwill and other intangible assets

	Consolidated	
	31 December 2012 $'000	30 June 2012 $'000
Goodwill –at cost	19,137	19,137
Patent costs	3,363	3,500
Development costs	402	402
	22,902	23,039

Goodwill Impairment

Goodwill is tested for impairment annually (as at 30 June) and when circumstances indicate the carrying value may be impaired. The Group's impairment test for goodwill and intangible assets with indefinite lives is based on value-in-use calculations that use a discounted cash flow model. The key assumptions used to determine the recoverable amount for the different cash generating units were discussed in the annual financial statements for the year ended 30 June 2012.

The Group considers the relationship between its market capitalisation and its book value, among other factors, when reviewing for indicators of impairment. As at 31 December 2012, the market capitalisation of the Group was below the book value of its equity, indicating a potential impairment of goodwill. Due to the existence of potential indicators of impairment, the Directors reviewed the carrying value of goodwill.

(i) Description of the cash generating units and other relevant information

Goodwill is allocated to the Group's cash-generating units (CGUs) identified to the operating segment. A segment-level summary of the goodwill allocation is presented below.

	Consolidated	
	31 December 2012 $'000	30 June 2012 $'000
Solar PV	**17,630**	17,630
Parmac	**1,166**	1,166
Captech	**341**	341
	19,137	19,137

13 Goodwill and other intangible assets (continued)

(ii) Key assumptions used in value in use calculations for the cash generating units for 31 December 2012 and 30 June 2012

The recoverable amount of a CGU is determined based on value-in-use calculations. The recoverable amount of the CGUs has been determined based on a value in use calculation using cash flow projections as at 31 December 2012 based on financial budgets approved by senior management covering an 18 month period.

Cash flows beyond the 18 month period are extrapolated using growth rates between -3.5% to 0.0% and terminal growth rates of 0.0% are used beyond the fifth year (30 June 2012 growth rates: -3.5% to 5.5%), which is consistent of the long-term average growth rate for the industries in which the CGUs operate.

The pre-tax, risk free discount rate applied to cash flow projections is 31.4% (30 June 2012: 36.5%). The discount rate applied at 31 December 2012 is lower than that applied at 30 June 2012 primarily due to the re-assessment of the market risk premium.

The calculation of value in use is most sensitive to the following assumptions:

- earnings before interest, tax, depreciation & amortisation (EBITDA);
- discount rates; and
- growth rate used to extrapolate cash flows beyond the budget period.

Earnings before interest, tax, depreciation & amortisation – EBITDA forecasts are based on projections for the forthcoming 18 month period. In respect of the Solar PV CGU, a significant contribution to the projected results is from delivery of the international solar projects pipeline. This pipeline has been in development by the technical and management teams within the Solar PV CGU since CBD Energy acquired the business in January 2010. Projections are based on the Group's reasonable expectations of delivery of this pipeline. The key catalyst to enable the value of this pipeline to be released to the Solar PV unit in future periods was the establishment of a construction financing facility that enables the Solar PV unit to fund construction for delivery of turnkey projects to customers. This US$25,000,000 financing facility is now in place and construction and delivery of projects has commenced. Another significant contribution to the projected results is an improved performance in the domestic solar operations. This part of the CGU has been significantly restructured reducing costs and achieving better pricing from suppliers thereby increasing operating margins.

Discount rates - discount rates reflect the Group's estimate of the time value of money and the risks specific to each unit that are not already reflected in the cash flows. This is the benchmark used by the Group to assess operating performance and to evaluate future investment proposals. In determining appropriate discount rates, regard has been given to the weighted average cost of capital of the entity as a whole and adjusted for business risk specific to the unit.

Growth rate estimates - these are based on published industry research.

(iii) Sensitivity to changes in assumptions

The implications of the key assumptions on the recoverable amount are discussed below.

Earnings before interest, tax, depreciation & amortisation ("EBITDA") – the Group recognises that market competition, new entrants, government regulation and incentive schemes, and general economic climate amongst other factors can have a significant impact on EBITDA forecasts and associated cash flow assumptions. If only 76.5% (30 June 2012: 73%) of forecast gross margin (EBITDA excluding operating costs and corporate overhead allocation) of the CGU is achieved whilst all other key assumptions remain unchanged, the Group estimates that the carrying value of the Solar PV CGU would not materially exceed its recoverable amount. If the forecast gross margin of the CGU declines below 76.5% (30 June 2012: 73%), this may cause the carrying value of the CGU to exceed its recoverable amount.

Growth rate assumptions - the Group recognises that the speed of technological change and the possibility of new entrants can have a significant impact on growth rate assumptions. The effect of new entrants is not expected to impact adversely on forecasts included in the budget, but could yield a reasonably possible alternative to the estimated long term growth rate of 0.0%. The Group believes that in isolation to changes in other key assumptions no reasonably possible change in this assumption would cause the carrying value of the units to materially exceed their recoverable amounts.

Discount rate assumptions - the Group recognises that actual time value of money may vary to what they have estimated. Management believes that in isolation to changes in other key assumptions no reasonably possible change in this assumption would cause the carrying value of any of the units to materially exceed their recoverable amount.

13 Goodwill and other intangible assets (continued)

Patents – Larkden

The carrying amount of patents of $3,363,000 represents the cost to acquire Larkden Pty Ltd, the owner and holder of patents relating to the graphite energy storage technology, less amortisation, and impairments previously recognised.

The Group obtained an independent valuation of the Larkden patents in October 2012 in order to determine the recoverable amount of the asset. The valuation indicated that the carrying value of the patents required impairment in a prior period and accordingly an impairment loss of $2,703,000 was recognised in the financial year ended 30 June 2010.

The recoverable amount of the patents has been determined based on an independent assessment of their fair value. The independent valuation considers a range of possible scenarios and resulting cash flows. The pre-tax discount rate applied to these range of cash flows is between 70% and 80%. In determining the recoverable amount of the asset the Company has considered the range of valuations provided by the different scenarios and adopted the value recommended by the independent valuer.

The Group has conducted an internal assessment and made enquiries with third parties directly involved in the projects in February 2013 and as a result does not consider any of these key assumptions has changed since the date of the independent valuation. No further impairment charge has been recognised in the period under review.

Whilst the technology and know-how associated with the patents have an infinite economic life expectancy, the patents expire in 2025. Amortisation is recognised in the statement of comprehensive income in the line item "Depreciation and amortisation expenses".

Recoverability of development costs

The carrying amount of development costs of $402,000 represents development costs associated with linking solar and wind generating assets with energy storage technology for a remote area renewable energy project. The Group considers that these costs will be recoverable through future profits generated from projects to which the technology will be applied or through reimbursement by the project developers should the technology not be integrated in the final project.

14 Interest-bearing loans and borrowings

	Consolidated	
	31 December 2012 $'000	30 June 2012 $'000
Current:		
Secured liabilities		
Bank overdraft	**896**	-
Trade finance (a)	**-**	2,500
Other loans (b)	**7,760**	17,263
Convertible notes (c)	**6,652**	7,310
Finance leases	**165**	157
	15,472	27,230
Non-current:		
Finance leases	**322**	344
	322	344

(a) Trade finance facility

The facility is secured by purchased stock and by the assets of eco-Kinetics Pty Ltd. The facility has been withdrawn by the lender and the balance to be repaid has been classified as an overdraft. The overdraft is secured by a first-ranking fixed and floating charge on the assets of the eco-Kinetics entities and guaranteed by CBD Energy Ltd.

14 Interest-bearing loans and borrowings (continued)

(b) Other loans

The other loans balance as at 30 June 2012 included a balance of $10,763,000 drawn on the entity's construction finance facility in relation to the 5MW Italy solar project completed in June 2012. This loan was repaid in full on the sale of the Italy project in December 2012 and as such the balance on this facility at 31 December 2012 was $nil. The US$25,000,000 line of credit remains available for redraw by the Group for use against subsequent projects; however, at reporting date it was not in use. The interest rate is calculated with reference to the higher of a fixed rate of 24% per annum or a 30% share of the profit realised on sale of the projects.

In December 2012, the Group issued $750,000 of instalment loan notes to a professional advisor of the Group in lieu of cash payments for services received. The instalment notes do not bear interest and are payable in 18 equal monthly instalments, commencing in January 2013, in cash or, at CBD Energy's discretion, common shares in the Company. The holders of instalment notes received warrants to purchase 3,537,764 CBD ordinary shares at an exercise price of A$0.053, expiring on 12 December 2017.

Other loans of $6,500,000 are secured by 2nd ranking fixed and floating charge over all otherwise unencumbered assets of the Group. Interest is payable on this loan at 15%. Under the terms of the agreement with the loan provider it may serve notice on the Company at which point the loan becomes due and payable. The loan provider has issued no notice of default or demand for repayment to the Company. The Group entered into an agreement with this lender in February 2013, under which the lender has agreed not to request repayment of this debt, or interest accruing on it, prior to 30 July 2013. At maturity the loan provider may require that some or all of the loan be converted into ordinary shares of the Company, up to a maximum of 40,000,000 ordinary shares, should the Company fail to repay the loan in full.

(c) Convertible notes

(i) Convertible notes – series 1

The parent entity issued 625 9.75% convertible notes for US$6,250,000 on 30 May 2012, referred to as the Series 1 notes. An additional 10 notes were issued in August 2012 with a total face value of US$100,000 on the same terms as the Series 1 notes, including attaching warrants. The maturity date of these notes is 36 months after the date of issue. At 31 December 2012 the Group was in breach of certain covenants contained within the Series 1 convertible note agreements. In February 2013 the Group signed an amendment to the Series 1 secured convertible note agreement and, subject to satisfactory fulfilment of the conditions precedent within this agreement, will no longer be in default of the amended convertible note agreement. The Group believes it will satisfy these conditions precedent in the near future as they are administrative in nature. Under the terms of the amended convertible note agreement, CBD has undertaken, without being obligated, to reduce the face value of the convertible notes to not more than US$2,500,000 by 30 June 2013 from the current balance of US$6,350,000 through the sale of non-core assets. If the face value of these convertible notes has not been reduced to below US$2,500,000 by 30 June 2013, this will constitute an event of default and at maturity the Notes will be subject to a redemption premium equal to 20% of the principal amount (10% if CBD is able to reduce the principal balance of the Series 1 Notes to US$2,500,000 million or less by June 30, 2013). The interest rate currently being paid on the outstanding Series 1 Note obligations is 15% per annum whilst the Company remains in default, otherwise the interest rate payable is 9.75% per annum. The notes are transferable by the note holders and are also convertible into ordinary shares of the parent entity, at the option of the holder. The conversion price is AU$0.053 cents with a fixed exchange rate of A$0.97 per US$1.00. If the notes are redeemed on maturity and not converted into shares note holders are entitled to additional warrants with a two year period, which are convertible into ordinary shares of the parent entity at the same conversion rate and price as the options granted to the note holders on 30 May 2012. In addition, CBD has the right to repay the convertible note loan balance at any time without penalty. The notes are subject to a number of financial and other covenants and are secured by a first ranking fixed and floating charge over the assets of CBD Energy Ltd. and its subsidiaries, subject to the priority liens previously granted under the trade finance facility.

(ii) Convertible notes – series 2

In December 2011, CBD issued 12-month term convertible notes to an investor consortium for US$2,000,000 and in March 2012 issued an additional US$400,000 of these notes. In December 2012, prior to maturity of these notes, CBD issued replacement notes to the note holders, referred to as the "Series 2 Notes" with a face value equal to US$2,750,000, which includes accrued interest from the issue date of the original notes through to the issue date of the Series 2 Notes. The Series 2 Notes mature on May 30, 2015 and are convertible at any time by the Note holders, in whole or in part, at a conversion price of A$0.053 per share. These notes have an interest rate of 9.75%. The company's shareholders approved the re-issue of these notes on 26 September 2012. The holders of the Series 2 Notes received warrants to purchase 12,949,047 CBD ordinary shares at an exercise price is A$0.053 per share and an expiry date of 30 December 2017. These notes have been classified as current liabilities as at 31 December 2012 as a result of cross default provisions contained in the agreement.

(iii) *Convertible notes – series 3*

In December 2012, CBD issued convertible notes for US$250,000, referred to as the "Series 3 Notes". The Series 3 Notes mature on 12 December 2015 and are convertible at any time in whole or in part at a conversion price of A$0.053 per share. The Series 3 Notes bear interest at an annual rate of 9.75% per annum. The holders of the Series 3 Notes received warrants to purchase 1,179,245 CBD ordinary shares at an exercise price of A$0.053 per share.

14 Interest-bearing loans and borrowings (continued)

The convertible notes are presented on the balance sheet as follows:

	Consolidated 31 December 2012 $'000	Consolidated 30 June 2012 $'000
Debt at amortised cost	**5,545**	**5,093**
Derivative on convertible note (Conversion options and associated warrants) – at fair value	**1,107**	**2,217**
	6,652	**7,310**

The Group engaged an independent valuer to assess the fair value of the derivative on the convertible notes as at 31 December 2012.

The embedded conversion option was valued using a modified binominal lattice model giving consideration to the dilution impact of shares issued upon conversion. The following key inputs were applied to determine a fair value at 31 December 2012.

Share price: $0.021
Conversion price: $0.053
Dividend yield: 0.0%
Risk free rate: 3.0%
Volatility: 60% - 80%

The associated warrants were valued using an un-modified binominal lattice model giving consideration to the dilution impact of the shares issued upon conversion of the warrants as well as other options on issue. The following key inputs were applied to determine a fair value at 31 December 2012.

Share price: $0.021
Conversion price: $0.053
Dividend yield: 0.0%
Risk free rate: 3.0%
Volatility: 60% - 80%

15 Contributed equity

	Consolidated	
	2012	2011
	$'000	$'000
(a) Ordinary shares		
Ordinary share capital, issued and fully paid	**108,079**	108,079
	108,079	108,079

	Number of shares	$'000
(b) Movement in ordinary shares on issue		
At 1 July 2012	**472,504,060**	108,079
Share issue	**-**	-
Transaction costs	**-**	-
At 31 December 2012	**472,504,060**	108,079
At 1 July 2011	**453,336,666**	106,354
Share issue	**19,167,394**	1,725
Transaction costs	**-**	-
At 31 December 2011	**472,504,060**	108,079

16 Share based payments

During the half-year ended 31 December 2012 the Consolidated Entity issued warrants to note holders of new convertible notes issued in the period. Refer to note 14(c) for details of these warrant issues. There were no other transactions during the half-year.

17 Related party transactions

All arrangements with related parties are consistent in nature and in counterparty with those disclosed in the 2012 Annual Report.

18 Commitments and contingencies

There are no material changes to the nature or quantum of commitments disclosed in the most recent annual financial report.

The Group has no contingencies as at 31 December 2012 (30 June 2012: none).

19 Events after the statement of financial position date

On 31 January 2013 Mr Mark Vaile retired from the Board of Directors. On the same date Mr Gerry McGowan was appointed executive Chairman and also retains his position as Managing Director. On 4 February 2013 Mr Carlo Botto was appointed to the CBD Board of Directors. Mr Botto has extensive energy industry experience across Australia, North America and Asia in a career spanning more than 30 years. He has held a variety of senior executive roles including Head of Risk and Trading at InterGen, and roles with CLP Holdings and Ergon Energy.

In February 2013, CBD entered into an amended and restated credit agreement with the Series 1 convertible note holders (as defined in Note 14(c)). Additional warrants were issued to the Series 1 convertible note holders under the amended agreement pursuant to which Series 1 Note holders can acquire, after June 30, 2013 but prior to February 13, 2018, up to 46,181,818 of CBD's ordinary shares, with an exercise price of A$0.0275 per share. These warrants are cancelled if the outstanding Series 1 Note balance is reduced to zero prior to June 30, 2013 and are cancelled ratably for any partial reduction of the Series 1 Note balance prior to such date. Under the terms of the amended convertible note agreement, CBD has undertaken, without being obligated, to reduce the face value of the convertible notes to not more than US$2,500,000 by 30 June 2013 from the current balance of US$6,350,000 through the sale of non-core assets. If the face value of these convertible notes has not been reduced to below US$2,500,000 by 30 June 2013, this will constitute an event of default. If not converted at the option of the Note holders, at maturity the Notes are subject to a redemption premium equal to 20% of the principal amount or 10% if CBD is able to reduce the principal balance of the Series 1 Notes to A$2.5 million or less by June 30, 2013. Existing warrants totalling 50,016,604 warrants held by Series 1 Note holders and other loan providers were re-priced to an exercise price of A$0.0275 per share from A$0.053 per share. Should this renegotiation amount to an extinguishment of debt, then the recognition of the costs to establish the facility maybe accelerated in the statement of comprehensive income.

On 14 January 2013, 3,443,000 ordinary shares were issued in the Company at the price of $0.019 per share.

On 13 February 2013, 9,313,797 ordinary shares were issued in the Company at the price of $0.026 per share.

Except for the matters disclosed in the financial statements and in the Directors' report, no significant events after balance date have occurred which would affect the financial statements for the half-year ended 31 December 2012.

Director's Declaration

In accordance with a resolution of the directors of CBD Energy Limited, I state that:

In the opinion of the directors:

(a) the financial statements and notes set out on pages 10 to 26 of CBD Energy Limited for the half year ended 31 December 2012 are in accordance with the *Corporations Act 2001*, including:

(i) giving a true and fair view of the consolidated entity's financial position as at 31 December 2012 and the performance for the half-year ended on that date; and

(ii) complying with Accounting Standards, *Corporations Regulations 2001* and other mandatory professional reporting requirements; and

(b) there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

(c) The directors make reference to Note 2(i) *Going Concern* contained within the notes to the financial statements.

On behalf of the Board.



Gerry McGowan
Executive Chairman and Managing Director
Sydney, 1 March 2013

Independent auditor's review report to the members of CBD Energy Limited

Report on the Half-Year Financial Report

We have reviewed the accompanying half-year financial report of CBD Energy Limited, which comprises the balance sheet as at 31 December 2012, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, selected explanatory notes and the directors' declaration for CBD Energy Limited (the consolidated entity). The consolidated entity comprises both CBD Energy Limited (the company) and the entities it controlled during that financial half-year.

Directors' responsibility for the half-year financial report

The directors of the company are responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the *Corporations Act 2001* and for such internal control as the directors determine is necessary to enable the preparation of the half-year financial report that is free from material misstatement whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express a conclusion on the half-year financial report based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 *Review of a Financial Report Performed by the Independent Auditor of the Entity*, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the financial report is not in accordance with the *Corporations Act 2001* including: giving a true and fair view of the consolidated entity's financial position as at 31 December 2012 and its performance for the half-year ended on that date; and complying with Accounting Standard AASB 134 *Interim Financial Reporting* and the *Corporations Regulations 2001*. As the auditor of CBD Energy Limited, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the *Corporations Act 2001*.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year financial report of CBD Energy Limited is not in accordance with the *Corporations Act 2001* including:

(a) giving a true and fair view of the consolidated entity's financial position as at 31 December 2012 and of its performance for the half-year ended on that date; and

(b) complying with Accounting Standard AASB 134 *Interim Financial Reporting* and the *Corporations Regulations 2001.*

Material uncertainty regarding continuation as a going concern

Without qualifying our conclusion, we draw attention to Note 2 in the financial report which indicates the continuing viability of the consolidated entity and its ability to continue as a going concern and meet its debts and commitments as and when they fall due are dependent upon it receiving continuous support from its existing lenders, being successful in raising funds from new loans and securities issuances and from the sale of non-core assets, and meeting its operational budget. These conditions, along with the other matters as set forth in Note 2, indicate the existence of a material uncertainty which may cast significant doubt about the consolidated entity's ability to continue as a going concern and, therefore, the consolidated entity may be unable to realise its assets and discharge its liabilities in the normal course of business and the amounts stated in the financial report.

PricewaterhouseCoopers

PricewaterhouseCoopers

Robert Baker

Partner
Robert Baker

Sydney
1st March 2013